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                                                                  EXHIBIT 5.1



              [LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                April 24, 2002


NorthWestern Corporation
125 S. Dakota Avenue
Sioux Falls, South Dakota  57104


Ladies and Gentlemen:

         We have acted as counsel to NorthWestern Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-4 (the "Registration Statement") of the Company for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $250,000,000 aggregate principal amount of the Company's 7-7/8% Senior Notes due March 15, 2007 (the "New 2007 Notes") and $470,000,000 aggregate principal amount of the Company's 8-3/4% Senior Notes due March 15, 2012 (the "New 2012 Notes" and, together with the New 2007 Notes, the "New Notes"), to be issued in exchange for a like principal amount of the Company's issued and outstanding 7-7/8% Senior Notes due March 15, 2007 (the "Original 2007 Notes") and 8-3/4% Senior Notes due March 15, 2012 (the "Original 2012 Notes" and, together with the Original 2007 Notes, the "Original Notes"), respectively.

         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Purchase Agreement, dated as of March 8, 2002 (the "Purchase Agreement"), among the Company and the initial purchasers named in Schedule A thereto (the "Purchasers"); the Registration Rights Agreement, dated as of March 13, 2002, among the Company and the Purchasers for the benefit of the Purchasers and the holders of the Original Notes; the Indenture, dated as of November 1, 1998 (the "Base Indenture"), between the Company and JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, N.A., as trustee (the "Trustee"); the Second Supplemental Indenture, dated as of March 13, 2002 (the "Second Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company and the Trustee; the form of the New Notes; the Restated Certificate of Incorporation of the Company, filed in the office of the Secretary of State of the State of Delaware on November 9, 2000; the By-Laws of the Company, as amended to February 7, 2001; and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                  In such examination, we have assumed the genuiness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity with the originals of all documents, certificates and instruments submitted to us as certified, conformed or photostatic copies and the authenticity and completeness of such latter documents, certificates and instruments. As to all questions of fact relevant or material to this opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, certificates or comparable documents of officers and

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representatives of the Company and upon the representations and warranties of the Company contained in the Purchase Agreement. We have not made an investigation as to, and have not independently verified, the facts underlying the matters covered by the certificates or the Purchase Agreement.

         Based upon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

         1. The New Notes have been duly authorized by the Company and (assuming the due authorization thereof by the Trustee) when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered by the Company as contemplated by the Registration Statement in exchange for Original Notes, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         We are members of the Bar of the State of New York and our opinion herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion as to the laws of any other state or jurisdiction. We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,


                                       /s/ Paul, Hastings, Janofsky & Walker LLP